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                                                                    Exhibit 5(a)



                         [Opinion of Walter M. Braswell]



March 1, 1999



E'town Corporation
600 South Avenue
Westfield, New Jersey 07090

Ladies and Gentlemen:


      I have acted as counsel to E'town Corporation (the "Company") in connection with the proposed issuance and sale of up to $75,000,000 aggregate principal amount of Debt Securities (the "Debt Securities") of the Company to be issued under an Indenture, to be dated as of March 1, 1999, between the Company and Summit Bank (the "Indenture"). I have reviewed, among other things, the registration statement on Form S-3 (No. 333-65951), and the prospectus included therein, with respect to the Debt Securities, as amended by Amendment No. 1 thereto filed under the Securities Act of 1933 on March 01, 1999 (as so amended, the "Registration Statement"). I have also reviewed and am familiar with the originals and copies, certified or otherwise identified to my satisfaction, of pertinent documents, corporate records and other instruments relating to the issuance of the Debt Securities and other actions and proceedings relating thereto.



      Based upon the foregoing, I am of the opinion that (i) when the Registration Statement shall have become effective, (ii) when the Debt Securities are issued in accordance with the authorizing resolutions of the Board of Directors of the Company and in accordance with any applicable orders of regulatory bodies, (iii) when maturity dates, interest rates and other similar terms have been determined therefor, and (iv) when such Debt Securities have been executed and authenticated as specified in the Indenture and delivered against payment of the consideration therefor, such Debt Securities will be valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.



      I am admitted to the bar of the State of New Jersey and do not hold myself out as an expert on the laws of any other jurisdiction. With respect to all matters of New York law, I have relied upon the opinion of even date herewith addressed to me of Winthrop, Stimson, Putnam & Roberts, special New York counsel to the Company filed as Exhibit 5(b) to the Registration Statement.


      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legality" in the prospectus included in the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rule and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/Walter M. Braswell
                                          ---------------------
                                          Walter M.  Braswell
                                          Secretary